Exhibit 10.2

AMENDMENT NO. 1 TO CONSULTING AGREEMENT.

B E T W E E N:

MERCURIALI LTD.
of the City of London
in the United Kingdom

(hereinafter referred to as the “Consultant”)

and

DONALD NICHOLSON
of the City of London
in the United Kingdom

(hereinafter referred to as the “Principal”)

and

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

made effective March 3 , 2014

WHEREAS the Corporation, Consultant and Principal are parties to a Consulting Agreement made effective March 5, 2013 (the “Consulting Agreement”);

AND WHEREAS the parties hereto wish to amend the terms of the Consulting Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Section 2.01 of the Consulting Agreement is amended by deleting it and replacing it with the following:

2.01           Base Salary: Prior to the Corporation having received Transaction Monies (as defined below) in aggregate of at least five hundred thousand United States dollars ($500,000) the Consultant will make no charge for services. Once the Corporation has received Transaction Monies in aggregate of at least five hundred thousand United States dollars ($500,000) the Consultant’s base salary shall be five thousand United States dollars (US$5,000) per month.  Once the Corporation has received Transaction Monies in aggregate of at least one and a half million United States dollars (US $1,500,000), the Consultant’s base salary shall be increased to ten thousand United States dollars (US$10,000) per month. Transaction Monies shall mean any monies, and the total amount of any other readily realizable cash equivalents or other assets received by the Corporation or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

2
Except as set out in this Amendment Agreement, the Consulting Agreement is unaffected and shall continue in full force and effect in accordance with its terms.  If there is any conflict between any provision of this Amendment Agreement and the Consulting Agreement, the terms of this Amendment Agreement shall prevail.

3
This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of England and the courts of England shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The parties hereby irrevocably attorn to the jurisdiction of the courts of England.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered as of the date first written above.

MERCURIALI LTD.	ENHANCE SKIN PRODUCTS INC.	DONALD NICHOLSON

Donald Nicholson	Samuel Asculai
Chief Executive	Chief Scientific Officer and
Chairman of the Board